FILED PURSUANT TO SECTION 28
OF THE COMPANIES ACT

THE COMPANIES ACT

OF THE LAWS OF GIBRALTAR
____________________________

COMPANY LIMITED BY SHARES
____________________________

ARTICLES OF ASSOCIATION

OF

“Grandel Limited”

1.
In the interpretation and construction of these Articles, unless there be something in the subject or context inconsistent therewith, the words in the table next hereinafter contained shall bear the meanings set opposite to them respectively.

“A Shares” shall mean those shares of the capital of the Company denominated as such and containing the rights more specifically set out in these Articles.

“A Shareholders” shall mean the duly registered holders for the time being of the A Shares.

The “Act” shall mean the Companies Act and every other Act for the time being in force in Gibraltar concerning companies with limited liability necessarily affecting this Company.

These "Articles" or "These Presents" shall mean the present Articles of Association and all supplementary, amended or substituted Articles for the time being in force.

“B Shares” shall mean those shares of the capital of the Company denominated as such and containing the rights more specifically set out in these Articles.

“B Shareholders” shall mean the duly registered holders for the time being of the B Shares.

The “Board of Directors” shall mean the Directors of the Company from time to time as appointed by the A Shareholders.

The "Company" shall mean “Grandel Limited”

“Distribution” shall mean any distribution in cash by way of dividend (whether out of profits, reserves, share premium or otherwise, including an interim or extraordinary dividend), amortisation of shares or equity interests, reduction of capital and/or share premium, repurchase of shares or payment of liquidation proceeds or profits.

“General Meeting” shall mean any meeting of the A Shareholders.

“Lien” shall mean any lien, mortgage, pledge, security interest, charge or encumbrance.

“LNM” shall mean Mr. Lakshmi N Mittal.

The “Register" shall mean the register of Shareholders to be kept pursuant to the Act.

"Registered Office" shall mean the Registered Office from time to time of the Company.

"Shares" shall mean the shares from time to time in the capital of the Company.

"Shareholders" shall mean, collectively, the duly registered holders from time to time of the A Shares and the B Shares in the capital of the Company.

“transfer” shall mean any transfer, direct or indirect, by way of sale, exchange, contribution, assignment, pledge, gift or other disposition, whether by operation of law or otherwise, and whether voluntarily or involuntarily.

“UM” shall mean Mrs. Usha Mittal.

References to the “children and remoter issue” of any person shall only include his legitimate children and remoter issue whether legitimate or legitimated or adopted provided such adoption was completed before the adoptee attained the age of 18 years but shall exclude any illegitimate person and his remoter issue.

Words importing the singular number also include the plural number and vice versa.

Words importing the masculine gender also include the feminine.

2.
Subject to the provisions hereinafter contained, the regulations in Table "A" being the First Schedule to the Act (hereinafter called Table "A") shall apply to the Company unless specifically disapplied in these Articles. For the avoidance of doubt, in the event that there is a conflict between the provisions of Table A and these Articles, the provisions of the Articles shall prevail and the parties concerned will proceed in accordance with the Articles.

3.	The Company is a Private Company within the meaning of the Act and accordingly the following provisions shall have effect, namely:

(a)	The right to transfer and transmit the Shares of the Company is restricted in the manner hereinafter provided.

(b)
The number of Shareholders of the Company (exclusive of persons who are in the employment of the Company and of persons who have been formerly in the employment of the Company who were, while in such employment and have continued after the determination of such employment to be, Shareholders of the Company) is limited to fifty, provided that where two or more persons hold one or more Shares in the Company jointly, they shall for the purpose of this Article be treated as a single Shareholder.

(c)	Any invitation to the public to subscribe for any Shares or debentures or debenture stock of the Company is hereby prohibited.

(d)	The Company shall not have power to issue Share warrants to bearer.

(e)	The Company does not keep and is prohibited from keeping its Register of Shareholders outside Gibraltar.

Shares

4.	The authorised share capital of the Company shall consist of EUR 1,000,010 divided into 1,000 A Shares of nominal value EUR 0.01 each and 1,000,000 B Shares of nominal value EUR 1 each.

Subject to the provisions of Article 6(c) hereof, the authorised share capital of the Company may be increased, altered or modified in any way by the approval of at least 75% of the A Shareholders present or represented at any meeting of the A Shareholders of the Company or by a memorandum in writing signed by all the A Shareholders of the Company for the time being as provided for in Article 17.3 hereof.

5.
The A Shares shall confer on the A Shareholders, by reason of holding A Shares, all voting rights reserved to Shareholders (other than with regard to the limited voting rights reserved to B Shares as outlined below) including without prejudice to the generality of the foregoing, the right to vote in Shareholder meetings called to elect members of the Board of Directors.  The A Shares shall not confer on the A Shareholders any rights to dividends or Distributions of any kind or to the proceeds upon liquidation of the Company nor to any other entitlement whatsoever in relation to the property or assets of the Company, nor shall the A Shares confer on the A Shareholders the right to vote in a meeting of Shareholders convened to consider the approval, or otherwise, of a proposal of the Board of Directors to the payment of a dividend or a Distribution to the B Shareholders, which right is reserved exclusively for the B Shareholders in accordance with Article 6(a).

6.
The B Shares shall not confer any voting rights on the B Shareholders (other than as provided hereafter) but shall confer on the B Shareholders by reason of holding B Shares, the sole and exclusive right to receive dividends, Distributions and any other distribution of assets or property of the Company and shall also confer the right to receive the proceeds of any reduction of share capital and/or share premium of the Company and/or a liquidation of the Company. The only voting rights that shall attach to B Shares shall be:

(a)
the right to vote in a meeting of the Shareholders convened  to consider the approval, or otherwise, of a proposal of the Board of Directors of the Company to the payment of a dividend or a Distribution to the B Shareholders. For the avoidance of doubt, this right shall not attach to the A Shares;

(b)
the right to elect or remove two B Shareholders’ Representatives (the “B Shareholders’ Representatives”), provided that the removal of either B Shareholders’ Representatives shall require approval of at least 75% of the B Shareholders present or represented at a meeting of the B Shareholders of the Company. For the avoidance of doubt, this right shall not attach to the A Shares; and

(c)
that no amendment to the Articles of Association of the Company that modifies (i) the number of B Shares or other classes of Shares with rights to dividends, Distributions, proceeds upon liquidation, reductions of share capital and/or share premium, of the Company or an entitlement to the property and assets of the Company; (ii) the terms of the B Shares or their right to receive dividends, Distributions, proceeds upon liquidation, reductions of share capital and/or share premium, of the Company and all entitlement to the property and assets of the Company (iii) the provisions of Articles 6, 7(ii), 8, 9, 10, 11 or 13 hereof and (iv) the number or powers of the B Shareholders’ Representatives, may be made without approval of at least 75% of the B Shareholders present or represented at a meeting of the B Shareholders of the Company (in addition to the approval of at least 75% of the A Shareholders present or represented at any meeting of the A Shareholders of the Company).

7.
Subject to the provisions of Article 3, Article 6 and Article 11 hereof, the Shares of the Company shall be issued by the Directors to such persons at such times and upon such terms and conditions either at a premium or at par and for such consideration as they think fit PROVIDED ALWAYS that (i) any A Shares may only be issued to existing holders of A Shares of the Company pro rata to their existing holdings and (ii) any B Shares may only be issued to existing holders of B Shares of the Company pro rata to their existing holdings.

Dividend Policy

8.	The dividend policy of the Company shall be governed by the following articles.

8.1
At the end of each fiscal year of the Company, the accounts of the Company shall be closed and the Board of Directors (or an accountant appointed by the Company) shall prepare an inventory of assets and liabilities, a balance sheet and a profit and loss account of the Company, each prepared in accordance with the laws of Gibraltar prevailing at the time, in order to determine the ‘distributable reserves’ (as defined below) the Company has available in respect of the fiscal year in question.

Having determined the distributable reserves of the Company and subject to:

(i)	these Articles;

(ii)	the satisfaction of the Company’s working capital requirements and obligations and Financing Requirements; and

(iii)	the satisfaction of the Company’s working capital requirements and obligations and Financing Requirements; and

(iv)	the availability of cash;

at least 90% (ninety percent) of the distributable reserves shall be distributed to the B Shareholders by way of Distribution.

Subject to the provisions of Article 10 hereof, the Board of Directors shall be bound to propose to the B Shareholders that a Distribution to the B Shareholders in such amount be made.

For purposes of this Article 8, “distributable reserves” shall mean in respect of a fiscal year the sum of:

(A)	the net profits for such fiscal year (including any profits on disposals);

(B)	the balance carried forward in respect of undistributed profits of previous fiscal years;

(C)
an amount corresponding to the net book value of any assets sold by the Company during such fiscal year, plus an amount corresponding to any depreciation or impairment of assets recognised with respect to such fiscal year (to the extent such depreciation or impairment has reduced the net profits for such fiscal year) (the “SDI Amount”), and

(D)	any undistributed SDI Amount in respect of previous fiscal years.

For purposes of this Article 8.1, “Financing Requirements” shall mean (x) the financing and expenditure needs and obligations of the Company in connection with direct or indirect investments in ArcelorMittal, a société anonyme incorporated under the laws of Luxembourg, RCS no. 82454 and any successor thereto (“ArcelorMittal”) and its subsidiaries (including without limitation by way of acquisitions of shares or other securities, exercises of subscription rights, loans or other investments) and (y) other financing and expenditure needs and obligations in an aggregate amount during the term of the Company not to exceed €100 million. For the avoidance of doubt, Financing Requirements shall also include the requirements for any repayment by the Company of any outstanding loans incurred to finance another Financing Requirement of the Company (taking into account the maturity of such loans and opportunities to re-finance such loans) or compliance with the terms thereof. For the further avoidance of doubt, where an amount of distributable reserves shall have been used to finance a financing need pursuant to clause (y) and such amount shall have been reimbursed to the Company, such amount of distributable reserves shall still be counted in determining whether the aggregate limit set forth in clause (y) (i.e., €100 million)has been reached.

For the avoidance of doubt, if no Distribution or a reduced Distribution occurs as a result of the limitations under (i) to (iv) of this Article 8.1, and one or more of such limitations disappear at a later date, the corresponding amounts of distributable reserves that should have been distributed absent such limitations shall be distributed forthwith by the Board of Directors.

The remainder of the net profits, if any, will be allocated to the balance carried forward.

Subject to the provisions of Article 10 hereof, the B Shareholders (or any of them) shall be bound and obliged to approve, ratify and confirm all and any Distributions to the B Shareholders arising under or pursuant to the provisions of this Article and the B Shareholders (or any of them) shall not be capable of withholding or unduly delaying the approval, confirmation and ratification of any Distribution to the B Shareholders arising hereunder and Regulations 89 and 90 of Table ‘A’ shall be modified accordingly and construed subject to the provisions of this Article.

8.2
Where the competent corporate body of a Designated Subsidiary of the Company (as defined below) proposes to its shareholders to pay a dividend or other Distribution in accordance with the organisational documents of such Designated Subsidiary and all applicable laws, the Company shall, in its capacity as shareholder of the Designated Subsidiary, vote in favour of such proposed dividend or Distribution.

Timing of Distributions

9.
The Distributions referred to in Article 8 above shall occur as soon as is reasonably possible (including by way of interim dividend or extraordinary distribution), with due regard to applicable law and regulations (and, to the extent not inconsistent with the provisions of these Articles or applicable law and regulation, at least once a year), and the Board of Directors shall act accordingly.

Override

10.
Notwithstanding the foregoing, the Board of Directors may, by majority vote and only with the agreement and confirmation in writing of all the B Shareholders’ Representatives, propose to the B Shareholders that a Distribution to the B Shareholders in an amount different than that set forth above be made and in such circumstances the B Shareholders shall be obliged to approve, confirm and ratify any such dividends or interim dividends to the B Shareholders as provided herein and the B Shareholders (or any of them) shall not be capable of withholding or unduly delaying the approval, confirmation and ratification of any Distribution to the B Shareholders arising under this Article.

Restrictions on Transfers of B Shares

11.	Any transfer of B Shares in the Company shall be governed by the following provisions:

B Shareholders’ Representatives Approval for Transfers of B Shares

11.1
No B Share may be transferred to any person who is not either: (i) already a B Shareholder or (ii) LNM, UM, a child or remoter issue of LNM and UM, or a company wholly beneficially owned by such persons or the trustees of a trust of which one or more such persons (or any widow or widower of such persons) are the beneficiaries (a “Permitted Transferee”), unless both B Shareholders’ Representatives approve the transfer to such other person and the provisions described in Articles 11.2 to 11.8, both inclusive, are respected.

Rights of First Refusal (“ROFR”) for Transfers of B Shares

11.2
Subject to the provision of Article 11.1, if any B Shareholder wishes to transfer B Shares, for good and valuable consideration, to any person, who is not a Permitted Transferee (such Party being referred to herein as a “Transferor”), then, subject to having received the approval of both B Shareholders’ Representatives in accordance with Article 11.1, the Transferor shall give written notice to each other B Shareholder and to the Company, of the proposed transfer (a “ROFR Notice”).

11.3
The ROFR Notice shall specify the number of B Shares to be transferred (the “ROFR Shares”), the total number of B Shares held by the Transferor on the date of the ROFR Notice, a copy of the bona fide offer made by the third party acquirer and the cash price per B Share to be received therefore (which shall be expressed in EUR or USD, as the case may be, and which may not contain a financing condition) (the “ROFR Price”).

11.4
The ROFR Notice shall constitute an offer to transfer all, but not a portion, of the ROFR Shares to the other B Shareholders (collectively, the “Possible Transferees”) at the ROFR Price, payable solely in cash in EUR or USD (as the case may be), and otherwise upon the terms and conditions set forth in the bona fide offer made by the third party acquirer referred to in paragraph 11.3, upon the following terms and conditions.

11.5
The Possible Transferees may exercise their right only by giving written notice (the “Acceptance Notices”) to the Transferor and to the Company no later than the one hundred eightieth (180th) day following the date the ROFR Notice is given.  The Acceptance Notices shall state the number of ROFR Shares with respect to which each Possible Transferee accepts the Transferor’s offer to transfer the ROFR Shares at the ROFR Price.

11.6
If there are multiple Possible Transferees who have delivered an Acceptance Notice (the “Accepting Transferees”), each Accepting Transferee shall be allocated an amount of the ROFR Shares equal to the product of (x) the aggregate number of ROFR Shares to be sold by the Transferor to the Accepting Transferees, and (y) a fraction equal to the number of B Shares set forth in such Accepting Transferee’s Acceptance Notice divided by the aggregate number of B Shares set forth in all the Acceptance Notices delivered by Accepting Transferees.

11.7
Closing of the transfer of the ROFR Shares shall take place, unless the Transferor and the Possible Transferees agree in writing to a different date, one hundred and ninety-five (195) days following the date of sending of the ROFR Notice.

11.8
If the Possible Transferees do not give a valid and effective Acceptance Notice for all of the ROFR Shares within the time period required under Article 11.5 above, then the Transferor may transfer all the ROFR Shares not acquired by the Possible Transferees to the third party acquirer mentioned in the ROFR Notice and to no other person, within thirty (30) days following the date on which the period for giving a valid Acceptance Notice expired, so long as the price per B Share at which the ROFR Shares are transferred is not less than the ROFR Price and the transfer occurs on the terms and conditions set forth in the bona fide offer referred to in Article 11.3.

Registration of transfer of Shares

12.
Subject to Article 11, the Directors may, in their absolute discretion and without assigning any reason therefore, decline to register any transfer of any Share whether or not it is a fully paid Share, PROVIDED HOWEVER that the Directors shall not withhold or unduly delay their approval to register any transfer of B Shares in circumstances where the provisions of Article 11 have been complied with.  Regulation 17 of Table ‘A’ shall not apply.

Certain Rights of the B Shareholders’ Representatives

13.1
Where the organisational documents of any entity, the share capital of which is majority owned, directly or indirectly, by the Company, provide for the election of one or more persons with a role substantially similar to that of the B Shareholders’ Representatives of the Company (including, for the avoidance of doubt, where such persons are also directors of such entity) (each, a “Sub B Representative” and such entity, a “Designated Subsidiary”), then, subject to the provisions of Article 8.2, the B Shareholders’ Representatives only shall have the exclusive right to (i) nominate the person(s) for consideration by the Board of Directors to be nominated or voted as Sub B Representatives (the “Proposed Sub B Representatives”) at the shareholders meeting of the Designated Subsidiary and (ii) to make one or more proposals to the Board of Directors with respect to the vote of the Company at the shareholders meeting of the Designated Subsidiary on any Distribution by the Designated Subsidiary (the “Proposed Sub Distribution”). The B Shareholders’ Representatives shall act unanimously in the case of the proposal of a Proposed Sub Distribution and the nomination of a Proposed Sub B Representative; provided that each shall have the right acting individually to nominate one person in the case of the election of more than one Proposed Sub B Representative. Provided it is not contrary to the best interests of the Company and subject to the provisions of Article 8.2, the Board of Directors shall approve in a timely manner (i) the Proposed Sub B Representatives and (ii) the Proposed Sub Distribution, and cause the Company to carry out the corresponding nomination(s) or vote(s) at the shareholders meeting of the Designated Subsidiary. The same rule applies with respect to any proposal to remove and, if deemed appropriate, to replace a Sub B Representative.

13.2
The approval by the Company in its capacity as a shareholder of a Designated Subsidiary of any amendment to the organisational documents of such Designated Subsidiary (the “Sub Articles”) that  (i) modifies the provisions relating to its dividend policy or any Distribution, (ii) modifies the powers or rights of the Sub B Representatives of such Designated Subsidiary, (iii) modifies the dispositions specifically governing the decision to grant any Liens over any interest, share or security held by such Designated Subsidiary in another Designated Subsidiary or in ArcelorMittal in order to secure compliance with the terms of any contract or agreement for the borrowing of money, or (iv) modifies the provisions or rules of the Sub Articles that govern any amendments to the provisions of the Sub Articles referred to in (i) and (iii) specified in this Article, shall require, in addition to the approval of the Board of Directors, the agreement and confirmation in writing of all the B Shareholders’ Representatives.

13.3
The Board of Directors shall seek and obtain the agreement and confirmation in writing of all the B Shareholders’ Representatives before granting any Lien over any interest, share or security held by the Company in a Designated Subsidiary or in ArcelorMittal in order to secure compliance with the terms of any contract or agreement for the borrowing of money.

Lien

14.	The Company shall have a lien on every A Share or B Share which is not fully paid up and Regulation 7 of Table 'A' is hereby disapplied.

Meetings of Shareholders

15.1
Subject to the provisions of section 157 of the Act, an annual meeting of the A Shareholders of the Company shall be held once in every calendar year at such time and place as the Directors shall appoint.  In default of any meetings of the A Shareholders being held during the period specified, any such meetings may be convened to be held at any time during the next succeeding month and may be convened by any two A Shareholders (or in the case of the Company having a single A Shareholder that one A Shareholder) in the same manner as nearly as possible as that in which any meetings of the A Shareholders of the Company are to be convened by the Directors.  All meetings of the A Shareholders other than any annual meetings of the A Shareholders that may be held shall be called Extraordinary General Meetings.

15.2.
The Directors may, whenever they think fit, convene an Extraordinary General Meeting of the A Shareholders and such meetings shall also be convened by such requisitionists as provided by Section 159 of the Act.  If at any time there are not sufficient Directors available capable of acting to form a quorum, any Director or any two A Shareholders (or in the case of the Company having a single A Shareholder that one A Shareholder) of the Company may convene an Extraordinary General Meeting of the A Shareholders in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

15.3	Any B Shareholder may whenever he thinks fit convene a meeting of the B Shareholders for the purpose of only considering any of the matters specifically set out in Article 6 hereof.

Notice of and proceedings at Meetings of A and B Shareholders

16.1
Subject otherwise to the provisions of section 163 (2) of the Act relating to special resolutions, seven days notice at least (exclusive of the day on which notice is served or deemed to be served but inclusive of the day for which notice is given) specifying the place, the day and the hour of the meeting and in the case of special business, the general nature of such business, shall be given in manner provided by regulation 103 of Table "A" or in such other manner (if any) as may be prescribed by the Directors to such persons as are, under these Articles of the Company, entitled to receive such notices from the Company, but with the consent of all the members entitled to receive notice of such particular meeting, that meeting may be convened by such shorter notice and in such manner as those members may think fit.

Regulation 44 of Table “A” shall not apply to the Company.

16.2
Subject to the provisions of Article 16.3, no business shall be transacted at any meeting of the A Shareholders unless a quorum of two A Shareholders are present at the time when the A Shareholder meeting proceeds to business; save as herein otherwise provided, two A Shareholders, present in the A Shareholder meeting, either in person or by proxy (or in the case of the Company having a single A Shareholder that one A Shareholder) shall be a quorum.  Regulation 45 of Table "A" shall be modified accordingly.

16.3
In circumstances where a meeting of the A Shareholders properly convened (the “First A Meeting”) cannot proceed to business because it is inquorate, a second meeting (the “Second A Meeting”) of the A Shareholders shall be reconvened in accordance with the provisions of Article 15.2 to be held within fourteen days of the date of the First A Meeting and at the Second A Meeting one A Shareholder only, present either in person or by proxy, shall be a quorum and shall enable the Second A Meeting to proceed to business.

16.4
Subject to the provisions of Article 16.5, no business shall be transacted at any meeting of the B Shareholders unless a quorum of two B Shareholders are present at the time when the B Shareholder meeting proceeds to business; save as herein otherwise provided, two B Shareholders, present in the B Shareholder meeting, either in person or by proxy (or in the case of the Company having a single B Shareholder that one B Shareholder) shall be a quorum PROVIDED ALWAYS that the B Shareholders shall be capable only to make decisions, exercise discretion and pass resolutions which are binding on the Company and on the A Shareholders in relation to those matters which are specifically set out in Article 6 hereof.  Regulation 45 of Table "A" shall be modified accordingly.

16.5
In circumstances where a meeting of the B Shareholders properly convened (the “First B Meeting”) cannot proceed to business because it is inquorate, a second meeting (the “Second B Meeting”) of the B Shareholders shall be reconvened in accordance with the provisions of Article 15.3 to be held within fourteen days of the date of the First B Meeting and at the Second B Meeting one B Shareholder only, present either in person or by proxy, shall be a quorum and shall enable the Second B Meeting to proceed to business.

16.6
At any meeting of the A Shareholders a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of a show of hands) demanded by one A Shareholder present in person or by proxy and entitled to vote.  Unless a poll is so demanded, a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously or by a particular majority or not carried by a particular majority, an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against such resolution.

16.7
At any meeting of the B Shareholders a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of a show of hands) demanded by one B Shareholder present in person or by proxy and entitled to vote.  Unless a poll is so demanded, a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously or by a particular majority or not carried by a particular majority, an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against such resolution PROVIDED ALWAYS that the B Shareholders shall be capable only to make decisions, exercise discretion and pass resolutions which are binding on the Company and on the A Shareholders in relation to those matters which are specifically set out in Article 6 hereof.

Votes of Shareholders

17.1
On a show of hands every A Shareholder present in meetings of the A Shareholders, either in person or by proxy, and entitled to vote, shall have one vote, and on a poll every A Shareholder present in such meeting, either in person or by proxy, shall have one vote for each Share of which he is the holder.  In the case of an equality of votes, whether on a show of hands or a poll, the Chairman of the meeting shall have a second or casting vote.

17.2
On a show of hands every B Shareholder present in meetings of the B Shareholders, either in person or by proxy, and entitled to vote, shall have one vote, and on a poll every B Shareholder present in such meeting, either in person or by proxy, shall have one vote for each Share of which he is the holder.  In the case of an equality of votes, whether on a show of hands or a poll, the Chairman of the meeting shall have a second or casting vote PROVIDED ALWAYS that the B Shareholders shall be capable only to make decisions, exercise discretion and pass resolutions which are binding on the Company and on the A Shareholders in relation to those matters which are specifically set out in Article 6 hereof.

17.3
A memorandum in writing signed by all the A Shareholders of the Company for the time being and pasted in or attached to the minute book shall be as effective for all purposes as a resolution of the Company passed by the A Shareholders at a meeting of the A Shareholders duly convened and constituted, and may consist of several instruments in like form each executed by one or more of the A Shareholders.

17.4
A memorandum in writing signed by all the B Shareholders of the Company for the time being and pasted in or attached to the minute book shall be as effective for all purposes as a resolution passed by the B Shareholders at a meeting of the B Shareholders duly convened and constituted, and may consist of several instruments in like form each executed by one or more of the B Shareholders PROVIDED ALWAYS that the B Shareholders shall be capable only to make decisions, exercise discretion and pass resolutions which are binding on the Company and on the A Shareholders in relation to those matters which are specifically set out in Article 6 hereof.

Directors

18.1	The Board of Directors of the Company shall consist of five (5) or more Directors, all of which shall be elected by the A Shareholders, subject to the provisions of 18.2.

18.2
In case there are two or more A Shareholders, each A Shareholder owning at least 20% of the A Shares shall be entitled to appoint 20% of the members of the Board of Directors as long as such shareholder continues to hold at least 20% of the A Shares.

18.3	The Board of Directors of the Company shall, unless otherwise provided for in the Articles of Association, be vested with the broadest authority to manage and represent the Company.

18.4
The Company may from time to time pursuant to a meeting of the A Shareholders increase or reduce the number of Directors (provided that the number of Directors shall not be less than five (5)).  Any casual vacancy occurring in the Board of Directors may be filled by the Directors appointing another person (except for any person who is a B Shareholders’ Representative) to fill the vacancy.  The Directors may also appoint additional Directors, subject to the maximum number permitted from time to time.

18.5           The office of a Director or Managing Director shall be vacated:

(a)	if he is adjudged bankrupt.

(b)	if he becomes of unsound mind.

(c)	if he is absent from the meetings of the Directors for six months without the leave of a majority of the other Directors.

(d)	if by notice in writing left at or sent to the office of the Company, he resigns.

(e)	if he becomes prohibited by law from acting as a Director.

(f)	if he is removed from office under the provisions of Article 18.6 hereof.

Regulation 72 of Table "A" shall not apply to the Company.

18.6
The Company may, by ordinary resolution of the A Shareholders for which special notice has been given, or by special resolution of the A Shareholders, remove any Director from office, notwithstanding any provisions of these presents or of any agreement between the Company and such Director, but without prejudice to any claim he may make for damages for breach of such agreement.  The Company may, by ordinary resolution of the A Shareholders, appoint another person (except for any person who is a B Shareholders’ Representative) to be a Director in the place of a Director so removed from office.  In default of such appointment the vacancy so arising may be filled by the Directors as a casual vacancy. For the avoidance of doubt, the provisions of this Article shall not bind or affect the B Shareholders’ Representatives, who in any event, may only be removed in their capacity as B Shareholders’ Representatives by the B Shareholders.

18.7
The Business of the Company shall be managed by the Directors, who may pay all expenses in the formation and registration of the Company, and may exercise all such powers of the Company as are not by Act or by these Articles required to be exercised by the Company in general meeting of the A Shareholders or the B Shareholders (subject, nevertheless, to the provisions of these Articles (including without limitation those provisions setting out the powers of the B Shareholders’ Representatives) and of the Act), but no regulation made by the Company in general meeting of the A Shareholders shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made.  The general powers conferred upon the Directors by this Article shall not be deemed abridged or restricted by any specific power conferred upon the Directors by any other Article.

18.8
All acts bona fide done by any meeting of the Board of Directors or of any committee of the Board of Directors, or by any person acting as a Board member, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment or continuance in office of any such member or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed or had duly continued in office and was qualified to be a Board member.

B Shareholders’ Representatives

19.1
The B Shareholders’ Representatives shall, in all circumstances, only be capable of and entitled to exercise those powers specifically set out in Articles 10, 11 and 13 hereof.  The B Shareholders’ Representatives shall be entitled to exercise such powers whenever and in whichever manner they deem expedient and any meetings which the B Shareholders’ Representatives may decide to hold shall always be convened and held independently of any meetings of the Directors.

19.2
In order for any meeting of the B Shareholders’ Representatives to be valid and effective, it shall be necessary for both B Shareholders’ Representatives to attend the meeting either in person, by proxy or by telephone or video conference.

19.3
Any decisions and/or recommendations of the B Shareholders’ Representatives in connection with any matter specifically set out in Articles 10, 11 and/or 13 hereof, shall be communicated to the Directors in writing at any time after any such decisions have been taken and in any event, no later than 14 days after any such decisions have been taken.

19.4	A B Shareholder Representative shall not be required to hold any Shares in the Company. Regulation 66 of Table "A" shall not apply to the Company.

19.5.
The B Shareholders’ Representatives shall not be, and shall not be deemed to be, Directors of the Company or members of the Board of Directors, and shall only have the powers attributed to them pursuant to Articles 10, 11 and 13.

19.6.
Without prejudice to the powers of the B Shareholders’ Representatives as referred to in Article 19.1, the B Shareholders’ Representatives shall have no authority to manage or represent the Company or participate in meetings of the Board of Directors.

Proceedings of Directors

20.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be the majority of Directors in office.

Telecommunications Meetings

21.
Any Director or alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

22.
A Memorandum in writing signed by all of the Directors for the time being, and pasted in or attached to the minute book, shall be as valid and effectual for all purposes as a resolution of the Directors passed at a meeting duly convened held and constituted and may consist of several instruments in the like form each executed by one or more of the Directors.

23.
A Director shall have power to nominate in writing any person (other than a person who is a B Shareholders’ Representative) to act as alternate Director in his place during his absence from the place where meetings are held or inability for any reason to act as such Director, and on such appointment being made the alternate Director shall (except as regards remuneration) be subject in all respects to the terms and conditions existing with reference to other Directors, and each alternate Director while so acting shall exercise and discharge all the powers and duties of the Director he represents.  If the alternate Director is himself a Director of the Company, he shall be entitled to vote in his capacity as Director as well as in the capacity of alternate Director.  An alternate Director shall not be entitled to attend or vote at any Meeting of the Board at which the Director who appointed him is present.  A Director may at any time in writing revoke the appointment of any alternate Director appointed by him and appoint another person in his place, and if a Director making such appointment as aforesaid shall cease to be a Director the person appointed by him shall thereupon cease to have any power or authority as alternate Director.  An alternate Director shall look for his remuneration (if any) to the Director appointing him and not the Company.

Powers and Duties of Directors

24.
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director or other officer or servant who has held any other salaried office or place of profit with the Company or to his widow or dependants and make contributions to any fund and pay premiums for the purchase or provision of any such gratuity pension or allowance.

25.
The provisions of Regulation 70 of Table 'A', in so far only as they relate to the duties of Directors present at any meeting to sign their names in a book to be kept for that purpose, shall not apply to the Company.

Directors Interest

26.
A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any Meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the Meeting for consideration.

Borrowing Powers

27.
Subject to the provisions of Article 13.3, the Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, and to give guarantee and to issue debentures, debenture stock and other securities whether outright or as a security for any debt, liability or obligations of the Company or of any third party. Regulation 69 of Table 'A' shall not apply to the Company.

28.
Subject to the provisions of Article 3, Article 6 and Article 7 hereof, the Directors may borrow or raise any such moneys as aforesaid upon or by the issue or sale of any bonds, debentures, debenture stock, or securities, and upon such terms as to time of repayment, rate of interest, price of issue or sale, payment of premium or bonus upon redemption or repayment or otherwise as they may think proper, including, subject to the provisions of Article 3, Article 6 and Article 7 hereof, a right for the holders of bonds debentures, debenture stock or securities to exchange the same for Shares in the Company of any class authorised to be issued.

29.
Subject as aforesaid, the Directors may secure or provide for the payment of any moneys to be borrowed or raised by a mortgage of, or charge upon, all or any part of the undertaking or property of the Company, both present and future, and confer upon any mortgagees or persons in whom any debenture, debenture stock or security is vested such rights and powers as they think necessary or expedient, and they may vest any property of the Company in trustees for the purpose of securing any moneys so borrowed or raised and confer upon the trustees or any debenture holders such rights and powers as the Directors may think necessary or expedient in relation to the undertaking or property of the Company, or the management or the realisation thereof, or the making, receiving or enforcing of calls upon the members in respect of unpaid capital and otherwise and may make and issue debentures to trustees for the purpose of further securities and any such trustee may be remunerated.

30.	The Directors may give security for the payment of moneys payable by the Company in like manner as for the payment of money borrowed or raised.

31.
The Directors shall cause a proper register to be kept in accordance with the Act of all mortgages and charges specifically affecting the property of the Company and shall duly comply with the requirements of the Act in relation and otherwise.

Accounts and Balance Sheets

32.1	The Directors shall cause to be kept proper books of account with respect to:

(i)	All sums of money received and expended by the Company and all bills and receipts and other matters in respect of which the receipt and expenditure takes place.

(ii)	All the work and operations and purchases and sales of goods by the Company.

(iii)	The assets and liabilities of the Company.

32.2	The books of account shall be kept at the Registered Office of the Company, or at such other place as the Directors think fit, and shall at all times be open to inspection by the Directors.

32.3	An auditor shall be appointed and duties regulated in accordance with the Act.

32.4
The Directors shall, in accordance with the Act, cause to be made out in every year and to be laid before the Company in general meeting a balance sheet and profit and loss account to be decided upon by the Directors, and made up to a date not earlier than the date of the meeting by more than nine months.

32.5	Regulation 101 of Table "A" shall not apply to the Company.

Secretary

33.	A Secretary shall be appointed by the Directors for such term at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

Winding Up

34.
If the Company shall be wound up the liquidator may, with the sanction of an extraordinary resolution of the Company and any other sanction required by the Act, divide amongst the B Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of contributories as the liquidator with the like sanction shall think fit, but so that no B Shareholder shall be compelled to accept any shares or other securities whereupon there is any liability.

Indemnity

35.
The Directors, Managers, Secretary and other Officers or Servants for the time being of the Company acting in relation to any of the affairs of the Company, or every one of them shall be indemnified and secured harmless, to the extent permitted by the laws of Gibraltar, out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they, or any of them, shall or may incur or sustain by reason of any contract entered into or act done, concurred in or omitted in or about the execution of their duty or supposed duty, except such (if any) as they shall incur or sustain by or through their own wilful neglect or wilful default respectively, and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them, or for joining in any receipt for the sake of conformity or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for any defect of title of the Company to any property purchased, or for any insufficiency or deficiency of or defect of title of the Company to any security upon which any moneys of or belonging to the Company shall be placed out or invested, or for any loss, misfortune or damage resulting from any such cause as aforesaid or which may happen in the execution of their respective office or in relation thereto, except the same shall happen by or through their own wilful neglect or wilful default respectively.

Place of Meetings

36.
Any meetings of the Directors, the A Shareholders, B Shareholders or the B Shareholders’ Representatives, held in accordance with the provisions of these Articles, may be held in Gibraltar or elsewhere in the world.

Seal

37.	The Company shall have power to have an official seal for use in Gibraltar as provided in Section 15(3) of the Act.

38.	The Company shall have power to have an official seal for use abroad as provided in Section 50 of the Act.

39.
The Directors shall provide for the safe custody of the seal, which shall only be used by the authority of the Directors or of a Committee of the Directors authorised by the Directors on their behalf, and every instrument to which the seal shall be affixed shall be signed by a Director or by some other person appointed by the Directors for the purpose and shall be countersigned by the secretary or by a Second Director or by some other person appointed by the Directors for the purpose. Regulation 71 of Table 'A' shall not apply to the Company.

Transfer by way of redomiciliation

40.
The Company shall, in accordance with the provisions of the Companies (Redomiciliation) Regulations 1996 (or any modification or reenactment thereof) and with the approval of a Special Resolution, have the power to register by way of redomiciliation as a body corporate under the law of any jurisdiction outside Gibraltar and to be deregistered in Gibraltar.